Exhibit 23 (a)

Independent Auditors' Consent

We consent to the incorporation by reference in Registration Statement No. 333-55420 on Form S-2 of 1st Franklin Financial Corporation of our report dated March 25, 2004, relating to the consolidated financial statements of 1st Franklin Financial Corporation and Subsidiaries as of and for the years ended December 31, 2003 and 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the application of procedures relating to reclassifications of financial statement amounts related to the 2001 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such reclassifications) appearing in this Annual Report on Form 10-K of  1st Franklin Financial Corporation for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP Atlanta, Georgia March 30, 2004